SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO (S)240.13D-1(b),
(c)  AND  (d)  AND  AMENDMENTS  THERETO  FILED  PURSUANT  TO  (S)240.13D-2

                               (Amendment No.  )*
                               ------------------

                          GOLFGEAR INTERNATIONAL, INC.
                   -------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                   -------------------------------------------
                         (Title of Class of Securities)

                                  381689-10-8
                               ------------------
                                 (CUSIP Number)


          -----------------------------------------------------------
             Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule  13d-1(b)

     [_]  Rule  13d-1(c)

     [_]  Rule  13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
                                    ----------
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
--------------------------------------------------------------------------------
                        COMMON STOCK CUSIP No.  381689-10-8
--------------------------------------------------------------------------------
     1    NAME  OF  REPORTING  PERSON
          S.S  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON
          Berckley Investment Group, Ltd., AV.
--------------------------------------------------------------------------------
     2    CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
          (a)  [  ]          (b)  [  ]
--------------------------------------------------------------------------------
     3    SEC  USE  ONLY
--------------------------------------------------------------------------------
     4    CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
                      Venezuela
--------------------------------------------------------------------------------
                5     SOLE  VOTING  POWER
                      2,043,630
NUMBER  OF      ----------------------------------------------------------------
SHARES          6     SHARED  VOTING  POWER
BENEFICIALLY          11.54%
OWNED  BY       ----------------------------------------------------------------
EACH            7     SOLE  DISPOSITIVE  POWER
REPORTING
PERSON  WITH    ----------------------------------------------------------------
                8     SHARED  DISPOSITIVE  POWER

--------------------------------------------------------------------------------
     9    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON

--------------------------------------------------------------------------------
     10   CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN ROW (11) EXCLUDES CERTAIN
          SHARES*[  ]
--------------------------------------------------------------------------------
     11   PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)

--------------------------------------------------------------------------------
     12   TYPE  OF  REPORTING  PERSON*

--------------------------------------------------------------------------------

Item  1.  (a)  Name  of  Issuer:        Golfgear International, Inc.
          (b)  Address  of  Issuer's
               Principal  Executive     12771 Pala Drive
               Offices:                 Garden Grove, CA  92841

Item  2.  (a)  Names of Person Filing:
                                        Berckley Investment Group

          (b)  Address of Principal
               Business Offices:        Suite 3400
                                        100 S.E. Second Street
                                        Miami, FL, 33131

          (c)  Citizenship:             Venezuela

          (d)  Title  of  Class         Common  Stock
               Securities:

          (e)  CUSIP  Number:

Item 3.   If  this  statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
          (c),  check  whether  the  person  filing  is  a:

          (a) [_] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o)

          (b)  [_]  Bank  as  defined  in  Section 3(a)(6) of the Act (15 U.S.C.
                    78c)

          (c) [_] Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)

          (d)  [_]  Investment  Company  registered  under  Section  8  of  the
                    Investment  Company  Act  (15  U.S.C.  80a-8)

          (e)  [_]  An  investment  adviser  in  accordance  with
                    (S)240.13d-1(b)(1)(ii)(E)

          (f) [_] An employee benefit plan or endowment fund in accordance with (S)240.13d-1(b)(1)(ii)(F)

          (g) [_] A parent holding company or control person in accordance with (S)240.13d-1(b)(ii)(G)

          (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

          (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

          (j)  [_]  Group,  in  accordance  with  (S)240.13d-1(b)(1)(ii)(J)

Item  4.  Ownership*

         (a)  Amount  beneficially  owned:  2,043,630

         (b)  Percent  of  class:  11.54%

         (c)  Number  of  shares  to  which  the  person  has:

              (i)    Sole  power  to  vote  or  to  direct  the  vote:

              (ii)   Shared power to vote or to direct the vote:
                     shares

              (iii)  Sole  power  to dispose or to direct the disposition of:

              (iv)   Shared  power  to  dispose or to direct the disposition of:


Item  5.  Ownership  of  Five  Percent  or  Less  of  a  Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]

Item  6.  Ownership  of  More  than  Five  Percent  on Behalf of Another Person.

          Not  Applicable.

Item 7. Identification and Classification of the Subsidiaries Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not  applicable.

Item  8.  Identification  and  Classification  of  Members  of  the  Group.

          Not  Applicable.

Item  9.  Notice  of  Dissolution  of  Group.

          Not  Applicable.

Item 10.  Certification.

          Not  Applicable.

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:     March 15,  2000

                                   Golfgear International, Inc.


                                   By:  /s/  Carlos Mijares
                                      ----------------------------
                                      Carlos Mijares
                                      President

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatement or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).
                       ---------------------